UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2014

TOWER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34903	27-3679414
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (248) 675-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2014, Mark M. Malcolm, our President and Chief Executive Officer, entered into an amended and restated employment agreement (the “Agreement”) with Tower Automotive Operations USA I, LLC (the “Company”), a subsidiary of Tower International, Inc. (the “Registrant”). The terms and conditions of the Agreement are substantially the same as his prior employment agreement, as summarized in our Proxy Statement for our 2014 Annual Meeting of Stockholders, except for the following:

•	The term of Mr. Malcolm’s employment, which would have expired on December 31, 2014, has been extended through December 31, 2016 (the “Retirement Date”), at which time Mr. Malcolm will retire from employment with us. Upon retirement, subject to Mr. Malcolm’s execution of a release of claims, Mr. Malcolm will be entitled to (i) an annual bonus for the 2016 fiscal year (based on actual performance results for such year), and (ii) full vesting of all then unvested equity and cash-based performance awards (determined based on actual performance through the end of 2016 and without pro-ration for any partially completed performance periods).

•	Mr. Malcolm will be entitled to a $3 million retention bonus upon the earlier of (i) the Retirement Date or (ii) the date of consummation of a change in control; provided that Mr. Malcolm’s employment is not terminated for cause or without good reason prior to such date. If earned, the retention bonus will be paid to Mr. Malcolm on the earlier of January 16, 2017 or the consummation of a change in control event.

•	Mr. Malcolm will be entitled to a $3 million transition bonus on January 16, 2017 for the successful delivery to our board of directors of a comprehensive chief executive officer succession and officer transition plan, provided that (i) a change in control is not consummated prior to the Retirement Date, and (ii) Mr. Malcolm’s employment is not terminated for cause or without good reason prior to the Retirement Date.

•	Mr. Malcolm will be entitled to a stock appreciation bonus of $5 million if the stock appreciation hurdle described below is achieved during the term of the Agreement; provided that Mr. Malcolm’s employment is not terminated for cause or without good reason prior to the earlier of (i) the Retirement Date, or (ii) the consummation of a change in control. The stock appreciation hurdle will be achieved if (i) the closing price of our common stock equals or exceeds $40.59, which represents a $5.00 increase in the price of our common stock from the closing price of our common stock on July 25, 2014 (the “Price Target”), on the Retirement Date or, if Mr. Malcolm’s employment is terminated by the Company without cause, by Mr. Malcolm for good reason or due to his death or disability, in each instance, prior to the Retirement Date, on the termination date (or if the common stock is not traded on such date, the preceding trading day), (ii) the closing price of our common stock equals or exceeds the Price Target for any ten consecutive trading days during the term of the Agreement or for at least twenty days during the term of the Agreement, or (iii) the price per share of common stock paid in connection with a change in control that is consummated during the term of the Agreement equals or exceeds the Price Target. In addition, for each whole dollar by which (i) the closing price of the common stock on the Retirement Date (or if the common stock is not traded on such date, the preceding trading day), or (ii) the price per share of common stock paid in connection with a change in control that is consummated prior to the Retirement Date, exceeds the Price Target, up to a maximum of $15.00 over the Price Target, the stock appreciation bonus will be increased by $1 million (with partial dollar appreciation paid ratably). The stock appreciation bonus will be paid in cash or shares of common stock, as determined by the Registrant, on the earlier of January 16, 2017 or the consummation of a change in control event; provided that such amount shall be paid in cash following a change in control.

•	All outstanding equity and cash-based performance awards shall immediately become fully vested upon a change in control (determined based on target level performance and without pro-ration for any partially completed performance periods).

•	Subject to Mr. Malcolm’s execution of a release, all outstanding equity and cash-based performance awards shall immediately become fully vested upon Mr. Malcolm’s termination without cause or for good reason prior to the Retirement Date (determined based on actual performance through the end of the preceding fiscal year and without pro-ration for any partially completed performance periods).

The foregoing description is a summary of the Agreement, is not complete, and is qualified in its entirety by reference to the full text of the Agreement which is attached as an exhibit to this Current Report of Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Second Amended and Restated Employment Agreement, dated as of July 28, 2014, between Tower Automotive Operations USA I, LLC and Mark M. Malcolm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER INTERNATIONAL, INC.

By:	/s/ Jeffrey Kersten
	Name:	Jeffrey Kersten
	Title:	Senior Vice President and Corporate Controller

Dated: July 28, 2014

EXHIBIT INDEX

Exhibit 10.1 Second Amended and Restated Employment Agreement, dated as of July 28, 2014, between Tower Automotive Operations USA I, LLC and Mark M. Malcolm.